Exhibit 99.1

NAPCO Announces Third Quarter Fiscal 2023 Results and Initiation of a Quarterly Dividend Program

-3rd Quarter Net Sales Increase 21% to a Q3 Record $43.5 Million-
-3rd Quarter Recurring Service Revenues Increase 26% to $15.1 Million With a Gross Margin of 90%-
-Quarterly Record Net Income of $10.8M and Adjusted EBITDA* of $12.7 Million –

AMITYVILLE, N.Y., May 8, 2023 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a leading provider of school safety solutions, today announced financial results for its third quarter of fiscal 2023.

Financial Highlights:

●	Net sales for the quarter increased 21% to a Q3 record of $43.5 million as compared to $35.9 million for the same period last year.
●	Recurring service revenue ("RSR") for the quarter increased 26% to $15.1 million as compared to $12.0 million for the same period last year. Recurring service revenue had a prospective annual run rate of approximately $63 million based on April 2023 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 90% as compared to 87% for the same period last year.
●	Net income for the quarter was a record $10.8 million as compared to $3.3 million for the same period a year ago, a 231% increase.
●	Earnings per share (diluted) for the quarter was $0.29 as compared to $0.09 for the same period a year ago, a 222% increase.
●	Adjusted EBITDA* for the quarter was a quarterly record $12.7 million as compared to $5.7 million for the same period a year ago, a 123% increase.
●	Adjusted EBITDA per share (diluted)* for the quarter was $0.34 as compared to $0.15 for the same period a year ago, a 127% increase.
●	Cash and cash equivalents, other investments and marketable securities were $56.9 million at March 31, 2023 as compared to $46.8 million at June 30, 2022, a 22% increase. The Company had no debt as of March 31, 2023.
●	Cash Provided by Operating Activities for the nine months ended March 31, 2023 was $12.4 million as compared to $8.4 million for the same period last year, a 48% increase.
●	The Company announced the initiation of a quarterly dividend program with the first dividend of $0.0625 per share to be paid on June 12, 2023 to shareholders of Record on May 22, 2023.

Richard Soloway, Chairman and President, commented, "The strong sales and profitability generated during the first two quarters of fiscal 2023, continued during the third quarter, with Q3 record sales of $43.5 million, a 21% increase over last year's Q3 and the tenth consecutive quarter of record year-over-year quarterly sales. Our net income of $10.8 million is the largest quarterly net income in the Company's history. Both equipment revenue and recurring service revenue, which increased 19% and 26%, respectively, contributed to the year-over-year overall sales growth. Gross margin for recurring service revenue increased to 90% and gross margins on hardware increased to 32% ,compared to FY2022 Q3 margins of 87% and 19%, respectively. Overall gross margins were 52%, a significant increase over last year's Q3 gross margin of 42%. We were particularly pleased to see the strong growh in the gross margin on equipment revenues, which increased to 32% as compared to 19% in last year’s Q3 and 23% last quarter. This was primarily attributable to lower freight costs, increased overhead absorption from our Dominican Republic factory, which occured as a result of the large equipment sales increase and a more favorable sales mix.

We were also very pleased with the increase in the recurring revenue annual run rate, which increased to $63 million based on April 2023 recurring revenues compared to an annual run rate of $59 million based on January 2023 recurring revenues. And the gross margin for recurring revenue continued to improve, increasing to 90% as compared to 87% in last years Q3.

Our net income of $10.8 million in Q3 was a record-breaker for any quarter in the Company’s history and represents 25% of our net sales. Adjusted EBITDA* for Q3 was also an all-time quarterly record of $12.7 million and our Adjusted EBITDA* margin for the quarter was 29%.

Our balance sheet continues to be strong, with cash and cash equivalents, other investments and marketable securities increasing 22% to $56.9 million as compared to $46.8 million at June 30, 2022 and 21% as compared to Q2, which was $47.1 million. And we have  no debt at March 31, 2023. Our net cash provided by operating activities was very strong in Q3, amounting to $12.4 million.

School security continues to be a major concern to many in the country. With 131,000 K-12's and 5,300 colleges and universities in the U.S, the need for improved security measures is greater than ever, and increased federal and state funding continues to be available to aid most schools and school districts. As such, our fully integrated technologies for school security continues to remain a top priority for NAPCO and we remain focused on further penetrating this market.

NAPCO's outstanding record breaking results, for both Q3 and the first nine months of fiscal 2023, is a result of the strong sales of each of our product lines including Starlink radios, our Alarm Lock and Marks locking products as well as our Continental access control systems, and we expect  strong demand to continue through the balance of fiscal 2023 and into our next fiscal year. Our fundamental strategy continues to be to provide seamless security solutions for our customers and to continue to grow recurring service revenue, with both existing products as well as new ones, such as the unique to the industry Air Access products, which we expect will now generate a new stream of recurring service revenue from our locking and access control business. We continue to remain focused on our goal to generate strong revenue growth as well as increased profitability for the remainder of fiscal 2023 and beyond, thus delivering significant value to our shareholders. The third quarter of fiscal 2023 generated record-breaking sales and profitability and I continue to believe that our best quarters are yet to come.”

Mr. Soloway concluded "We are excited to initiate our dividend program as the Company evolves and continues its strong growth patterns. NAPCO has created tremendous shareholder value over the years and the dividend program is another way for us to continue to do so in the future. We believe that it is important to balance our capital allocation priorities, including investing in growth opportunities, maintaining a strong balance sheet, and returning capital to shareholders."

Financial Results

Net sales for the quarter increased 21% to a quarterly record of $43.5 million, as compared to $35.9 million for the same period one year ago. Net sales for the nine months increased 25% to $125.3 million, as compared to $100.4 million for the same period one year ago.  Research and development costs for the quarter increased 15% to $2.3 million or 5% of sales as compared to $2.0 million or 6% of sales for the same period a year ago. Research and development costs for the nine months increased 18% to $7.0 million or 6% of sales as compared to $5.9 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter remained relatively constant at $8.4 million or 19% of net sales, as compared to $8.4 million, or 24% of sales for the same period last year. Selling, general and administrative expenses for the nine months increased 3% to $24.7 million or 20% of net sales, as compared to $24.0 million, or 24% of sales for the same period last year.

Operating income for the quarter increased 160% to $11.9 million as compared to $4.6 million for the same period last year. Operating income for the nine months ended March 31, 2023 increased 185% to $28.6 million as compared to $10.0 million for the same period last year. Net income for the quarter was a quarterly record $10.8 million or $0.29 per diluted share as compared to $3.3 million or $0.09 per diluted share for the same period last year, a 231% increase. Net income for the nine months was $25.7 million or $0.69 per diluted share as compared to $12.1 million or $0.33 per diluted share for the same period last year, a 113% increase.

Adjusted EBITDA* for the quarter was a quarterly record $12.7, million, or $0.34 per diluted share, as compared to $5.7 million, or $0.15 per diluted share for the same period last year, a 123% increase. Adjusted EBITDA* for the nine month was $31.4, million, or $0.85 per diluted share, as compared to $13.5 million, or $0.37 per diluted share for the same period last year, a 132% increase.

Net income and earnings per share for last year's nine month period reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share for the nine months ended March 31, 2021 would have been $8.2 million and $0.22, respectively.

Balance Sheet Summary

At March 31, 2023, the Company had $56.9 million in cash and cash equivalents, other investments and marketable securities as compared to $46.8 million as of June 30, 2022. Working capital (defined as current assets less current liabilities) was $112.9 million at March 31, 2023 as compared with working capital of $93.1 million at June 30, 2022. Current ratio (defined as current assets divided by current liabilities) was 7.3:1 at March 31, 2023, and 4.5:1 at June 30, 2022.

Dividend Program

The Company also announced the initiation of a quarterly dividend program with the first dividend of $.0625 per share payable on June 12, 2023 to stockholders of record on May 22, 2023.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 8, 2023. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 8, 2023 and ending on May 15, 2023 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13738574. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenue and annual run rate; the strength of our balance sheet; our expectations regarding future results;  the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2023
	(unaudited)	June 30, 2022

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$31,515	$41,730
Investments - other	20,271	—
Marketable securities	5,155	5,068
Accounts receivable, net of allowance for credit losses of $125 and $243 as of March 31, 2023 and June 30, 2022, respectively	24,170	29,218
Inventories, net	46,921	40,781
Prepaid expenses and other current assets	2,610	2,838
Total Current Assets	130,642	119,635
Inventories - non-current, net	13,865	9,005
Property, plant and equipment, net	9,335	7,939
Intangible assets, net	4,029	4,300
Deferred income taxes	1,234	—
Operating lease asset	5,878	7,350
Other assets	299	347
TOTAL ASSETS	$165,282	$148,576

CURRENT LIABILITIES
Accounts payable	$7,005	$11,072
Accrued expenses	7,648	9,489
Accrued salaries and wages	2,843	4,064
Accrued income taxes	287	1,868
Total Current Liabilities	17,783	26,493
Deferred income taxes	—	166
Accrued income taxes	1,067	1,058
Long term operating lease liabilities	5,737	7,068
TOTAL LIABILITIES	24,587	34,785
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of March 31, 2023 and June 30, 2022; 39,661,495 and 39,628,197 shares issued; and 36,767,780 and 36,734,482 shares outstanding, respectively	397	396
Additional paid-in capital	21,220	20,005
Retained earnings	138,599	112,911
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	140,695	113,791
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$165,282	$148,576

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,
	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$28,390	$23,873
Service revenues	15,142	12,032
	43,532	35,905
Cost of sales:
Equipment related expenses	19,388	19,334
Service-related expenses	1,473	1,538
	20,861	20,872

Gross Profit	22,671	15,033

Operating expenses:
Research and development	2,314	2,009
Selling, general, and administrative expenses	8,425	8,442
Total Operating Expenses	10,739	10,451

Operating Income	11,932	4,582

Other income (expense):
Interest and other income (expense), net	437	(177)
Income before Provision for Income Taxes	12,369	4,405
Provision for Income Taxes	1,529	1,132
Net Income	$10,840	$3,273

Income per share:
Basic	$0.29	$0.09
Diluted	$0.29	$0.09

Weighted average number of shares outstanding:
Basic	36,793,000	36,743,000
Diluted	37,082,000	36,879,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months Ended March 31,
	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$81,511	$67,080
Service revenues	43,828	33,284
	125,339	100,364
Cost of sales:
Equipment related expenses	60,240	56,077
Service-related expenses	4,799	4,355
	65,039	60,432

Gross Profit	60,300	39,932

Operating expenses:
Research and development	6,964	5,918
Selling, general, and administrative expenses	24,719	23,983
Total Operating Expenses	31,683	29,901

Operating Income	28,617	10,031

Other income (expense):
Interest and other income (expense), net	521	(102)
Gain on extinguishment of debt	—	3,904
Income before Provision for Income Taxes	29,138	13,833
Provision for Income Taxes	3,450	1,771
Net Income	$25,688	$12,062

Income per share:
Basic	$0.70	$0.33
Diluted	$0.69	$0.33

Weighted average number of shares outstanding:
Basic	36,736,000	36,723,000
Diluted	36,983,000	36,873,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months ended March 31,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,688	$12,062
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,398	1,320
Gain on disposal of fixed asset	(15)	—
Interest income on other investments	(177)	—
Unrealized loss (gain) on marketable securities	23	226
Recovery of credit losses	(118)	—
Change to inventory reserve	960	331
Deferred income taxes	(1,400)	(11)
Stock based compensation expense	1,134	1,379
Gain on extinguishment of debt	—	(3,904)
Changes in operating assets and liabilities:
Accounts receivable	5,166	3,872
Inventories	(11,959)	(11,309)
Prepaid expenses and other current assets	228	(318)
Other assets	48	(127)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	(8,560)	4,892
Net Cash Provided by (Used in) Operating Activities	12,416	8,413
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(2,547)	(1,189)
Proceeds from disposal of fixed asset	38	—
Purchases of marketable securities	(110)	(58)
Purchases of other investments	(30,185)	—
Redemption of other investments	10,091	—
Net Cash Used in Investing Activities	(22,713)	(1,247)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	82	155
Net Cash Provided by Financing Activities	82	155

Net (decrease) increase in Cash and Cash Equivalents	(10,215)	7,321
CASH AND CASH EQUIVALENTS - Beginning	41,730	34,806
CASH AND CASH EQUIVALENTS - Ending	$31,515	$42,127
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$12	$12
Income taxes paid	$6,421	$2,154

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended March 31,		9 months ended March 31,
	2023	2022	2023	2022
Net income (GAAP)	$ 10,840	$ 3,273	$ 25,688	$ 12,062
Add back provision for income taxes	1,529	1,132	3,450	1,771
Interest and other (income) expense, net	(437)	177	(521)	(3,802)
Operating Income (GAAP)	11,932	4,582	28,617	10,031
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	90	97	271	293
Add back stock-based compensation expense	322	35	1,134	1,379
Add back non-recurring legal expenses	13	660	203	791
Adjusted non-GAAP operating income	12,357	5,374	30,225	12,494
Add back depreciation and other amortization	380	339	1,127	1,027
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 12,737	$ 5,713	$ 31,352	$ 13,521

Adjusted EBITDA* per Diluted Share	$ 0.34	$ 0.15	$ 0.85	$ 0.37
Weighted average number of Diluted Shares outstanding	37,082,000	36,879,000	36,983,000	36,873,000

Contacts:

Patrick McKillop

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com